Exhibit 99


                       PROTECTIVE ANNOUNCES 1Q98 EARNINGS


BIRMINGHAM, Alabama (April 23, 1998) Protective Life Corporation (NYSE: PL) announced first quarter results today. The Company's operating income, which excludes realized investment gains and related amortization, was $.48 per share in the 1998 first quarter, a 17% increase over the $.41 per share last year.
Consolidated net income for the first quarter of 1998 was $30.0 million, compared to $24.8 million reported for the 1997 first quarter. Basic net income per share was $.48 per share in the 1998 first quarter compared to $.40 per share last year. Diluted net income per share was $.47 per share in the 1998 first quarter compared to $.40 per share last year. All prior period results have been restated to reflect a two-for-one stock split on April 1, 1998.

At March 31, 1998, the Company's assets were approximately $10.7 billion. Stockholders' equity per share was $11.72 (excluding $1.00 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending March 31, 1998, was 17.3%. (Average equity excludes the effect of unrealized losses on stockholders' equity.)

THIS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH EXPRESS EXPECTATIONS OF FUTURE EVENTS AND/OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO EXHIBIT 99 OF THE COMPANY'S MOST RECENT FORM 10-Q OR THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO STOCKHOLDERS FOR MORE INFORMATION ABOUT FACTORS WHICH COULD AFFECT FUTURE RESULTS.

                                        4